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                                                                      EXHIBIT 18

Board of Directors
El Paso Tennessee Pipeline Co.
1001 Louisiana
Houston, Texas 77002

We are providing this letter to you for inclusion as an exhibit to your Form 10-K filing pursuant to Item 601 of Regulation S-K.

We have read management's justification for the change in the measurement date used in accounting for pensions and for other post-retirement benefits other than pensions from December 31 to September 30 reflected in the Company's Form 10-K for the year ended December 31, 1998. Based on our reading of the data and discussions with Company officials about the business judgment and business planning factors relating to the change, we believe management's justification to be reasonable. Accordingly, in reliance on management's determination as regards elements of business judgment and business planning, we concur that the newly adopted accounting principle described above is preferable in the Company's circumstances to the method previously applied.


PricewaterhouseCoopers LLP

Houston, Texas
January 31, 1999